EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Fiscal Year Results

GREENVILLE, S.C. – April 24, 2015 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the fourth quarter and fiscal year ended March 31, 2015.

Chief Executive Officer and President, John Sarvis, stated, “We completed our fourth quarter with solid operating results, showing improved gross profit margins and operating profits compared to last year. For the full fiscal year, gross profit margins improved to 24.3% in fiscal 2015 compared to 19.3% in fiscal 2014, partially as a result of a favorable mix of components sold.  The fiscal year’s results reflect our attention to cost control and focus on sales of value added advanced products and sales margins.”

Net sales were $315.5 million for the quarter ended March 31, 2015 and net income was $101.5 million, or $0.60 per diluted share. Net income for the quarter includes $67.2 million, or $0.40 per diluted share, of favorable discrete income tax items related to the quarter.

For the fiscal year ended March 31, 2015, the Company reported net sales of $1,353.2 million and net income of $225.9 million, or $1.34 per diluted share, compared to net sales of $1,442.6 million and net income of $127.0 million, or $0.75 per diluted share, for the fiscal year ended March 31, 2014. Results for the fiscal year ended March 31, 2015 includes $70.3 million, or $0.42 per diluted share, of discrete income tax items related to the full year.

Chief Financial Officer, Kurt Cummings, stated, “Our balance sheet remains strong with cash, cash equivalents and short and long-term investments in securities of $993.5 million and no debt, allowing us substantial flexibility for investments in potential acquisitions, materials, equipment and people to support future growth. We continued to use our resources to provide value to our stockholders during the fiscal year by paying $67.2 million in dividends to stockholders and using $7.2 million to repurchase share of AVX stock on the open market.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2015	2014	2015
Net sales	$351,229	$315,547	$1,442,604	$1,353,228
Cost of sales	279,958	238,605	1,163,770	1,024,659
Gross profit	71,271	76,942	278,834	328,569
Selling, general & admin. expense	28,281	30,272	119,670	115,820
Profit from operations	42,990	46,670	159,164	212,749
Other income, net	1,324	2,250	4,193	5,850
Income before income taxes	44,314	48,920	163,357	218,599
Provision (benefit) for taxes	5,184	(52,606)	36,320	(7,272)
Net income	$39,130	$101,526	$127,037	$225,871

Basic income per share	$0.23	$0.60	$0.75	$1.34
Diluted income per share	$0.23	$0.60	$0.75	$1.34

Weighted average common shares outstanding:
Basic	168,228	168,245	168,473	168,148
Diluted	168,446	168,490	168,658	168,402

Results for the three and twelve months ended March 31, 2015 include $67.2 million, or $0.40 per diluted share, and $70.3 million, or $0.42 per diluted share, respectively, of one-time income tax benefits primarily attributable to the reversal of valuation allowances related to the future utilization of net operating loss carryforwards (“NOL’s) in the Company’s European operations and tax benefits related to the restructuring of foreign subsidiaries in the fourth quarter.

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	March 31,
	2014	2015
Assets
Cash and cash equivalents	$460,674	$381,605
Short-term investments in securities	413,615	461,901
Accounts receivable, net	208,445	188,992
Inventories	550,518	535,912
Other current assets	135,471	176,142
Total current assets	1,768,723	1,744,552
Long-term investments in securities	25,000	150,029
Property, plant and equipment, net	235,725	199,842
Goodwill and other intangibles	280,786	275,638
Other assets	74,754	88,954

TOTAL ASSETS	$2,384,988	$2,459,015

Liabilities and Stockholders' Equity
Accounts payable	$94,634	$76,043
Income taxes payable and accrued expenses	67,300	190,266
Total current liabilities	161,934	266,309
Other liabilities	175,369	60,743

TOTAL LIABILITIES	337,303	327,052

TOTAL STOCKHOLDERS' EQUITY	2,047,685	2,131,963

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,384,988	$2,459,015

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.  The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2016, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2014 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 2014 and December 31, 2014, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC.  You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com